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                                                                   EXHIBIT 99(d)

FINANCIAL REVIEW

Summary of Operations/Fiscal Years ended March 31

(Dollars in thousands except per share amounts)
===============================================================================================================================
For the Year                                                 1995           1994           1993          1992            1991
                                                        -----------------------------------------------------------------------
Combined Sales
  (Pioneer-Standard Electronics, Inc. and
  Pioneer Technologies Group, Inc.)                     $ 1,200,252    $ 1,002,758    $   714,021    $   552,294    $   501,834
Pioneer-Standard Electronics, Inc.
  Net Sales                                                 832,152        580,757        430,013        362,386        345,064
  Interest Expense                                            3,966          2,687          3,581          4,505          4,748
  Income from Continuing Operations before
   Income Taxes and Equity in Earnings of
   Pioneer Technologies Group, Inc.                          39,713         28,702         17,480          7,888         12,673
  Equity in Earnings of Pioneer Technologies
   Group, Inc.                                                2,500          3,001          2,505            654            703
  Income Taxes                                               17,204         12,027          7,072          3,215          5,084
  Income from Continuing Operations                          25,009         19,676         12,913          5,327          8,292
  Net Income*                                                25,009         19,676         12,913          5,327          8,292
- -------------------------------------------------------------------------------------------------------------------------------
Year-End Position
  Accounts Receivable                                       133,987         81,155         62,347         50,004         51,378
  Inventory                                                 123,008         85,754         67,101         60,983         56,981
  Working Capital                                           131,438         85,132         70,781         69,325         66,553
  Net Property and Equipment                                 30,929         25,572         23,159         23,579         22,534
  Total Assets*                                             327,415        220,039        171,860        150,871        146,348
  Long-Term Debt*                                            56,318         22,272         21,328         44,717         44,306
  Shareholders' Equity*                                     126,415        102,740         84,117         57,455         52,855
  Weighted Average Shares Outstanding                    15,257,918     15,118,023     13,782,768     12,306,934     12,183,877
  Average Number of Employees                                 1,213          1,003            940            937            917
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Per Share Data
  Income Per Share from Continuing Operations                  1.64           1.30            .94            .43            .68
  Net Income Per Share*                                        1.64           1.30            .94            .43            .68
  Cash Dividends Paid Per Share*                               .113           .087           .073           .071           .067
  Shareholders' Equity Per Share*                              8.48           6.91           5.73           4.67           4.30
  Price Range of Common Shares*
   High                                                       19.75          18.83          13.33           7.89           6.89
   Low                                                        13.75           8.00           4.67           4.45           3.22
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Measurement Data
  Gross Margin Percent of Sales                                18.6           19.8           21.7           21.4           22.5
  Income from Continuing Operations Percent
   of Sales                                                     3.0            3.4            3.0            1.5            2.4
  Net Income Percent of Average Shareholders' Equity           21.8           21.1           18.2            9.7           17.0
  Sales Per Employee                                            686            579            457            387            376
  Accounts Receivable Days Outstanding at Year-End               47             43             45             47             50
  Turns on Annual Average Inventory                             6.5            6.1            5.3            4.8            4.7
  Interest Bearing Debt Percent of Equity Plus Debt*           34.4           21.0           22.3           46.4           45.9
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

Notes:

*All data are for continuing operations unless marked with an asterisk.

 1 Price range covers the period when the stock was first publicly traded, January 7, 1971 through March 31, 1972.